EXHIBIT 99.5


                                MAYNARD OIL COMPANY
       Pro Forma Condensed Consolidated Statements of Operations (Unaudited)
                       For the Year Ended December 31, 1994



                                           Pennzoil
                                           Property
                               Maynard   Acquisition
                              Historical  Historical  Pro Forma   Pro Forma
                               Amounts     Amounts   Adjustments  Amounts

                            (Thousands of Dollars, Except Per Share Amounts)

Revenues:
   Oil and gas sales
     and royalties             $ 13,359   $   5,413 $   --       $ 18,772

Costs and expenses:
   Operating expenses             4,971       2,098     --          7,069
   Dry holes and abandonments       837         --      --            837
   Lease rentals and seismic        332         --      --            332
   General and administrative     1,676         --      --          1,676
   Depreciation and amortization  4,727         --     1,790(a)     6,517
                                 12,543       2,098    1,790       16,431

    Operating profit                816       3,315   (1,790)       2,341

Other income (deductions)           380         --      (808)(b)     (428)

    Income before income taxes    1,196       3,315   (2,598)       1,913

Income tax expense (benefit)        253         --       (32)(c)      221

  Net income                  $     943    $  3,315  $(2,566)    $  1,692

Weighted average number of common
 shares outstanding           4,891,592                         4,891,592

Income per common share:
 Income before accounting
   change                         $0.19                             $0.35



                                MAYNARD OIL COMPANY
       Pro Forma Condensed Consolidated Statements of Operations (Unaudited)
                     For the Three Months Ended March 31, 1995

                                                 Pennzoil
                                                 Property
                                    Maynard     Acquisition
                                   Historical    Historical   Pro Forma  Pro Forma
                                    Amounts        Amounts   Adjustments  Amounts

                             (Thousands of Dollars, Except Per Share Amounts)

Revenues:
   Oil and gas sales and royalties   $   4,264  $    1,129   $  --      $  5,393
Costs and expenses:
   Operating expenses                    1,795         286      --         2,081
   Dry holes and abandonments               67        --        --            67
   Lease rentals and seismic                10        --        --            10
   General and administrative              250        --        --           250
   Depreciation and amortization         1,456        --          374(a)   1,830
                                         3,578         286        374      4,238

    Operating profit (loss)                686         843       (374)     1,155

Other income (deductions)                   98       --          (175)(d)    (77)

    Income before income taxes             784         843       (549)     1,078

Income tax expense                         200        --           43(c)     243

    Net income                       $     584  $      843  $    (592)    $  835

Weighted average number of common
   shares outstanding                4,891,379                         4,891,379

Net income per common share:
   Net income                            $0.12                            $0.17

                                MAYNARD OIL COMPANY
                     NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                               FINANCIAL STATEMENTS


  (a) Depreciation, depletion, and amortization of the Pennzoil Properties determined by using the unit-of-production method.

  (b) Recognize interest expense associated with the borrowings incurred to fund the acquisition at an annual rate of 7.94 percent and the loss of interest income associated with the cash utilized to fund the acquisition at an annual rate of 4.8 percent, which would have been incurred if the Pennzoil acquisition had occurred on January 1, 1994.

  (c) Record the tax effect, at 34 percent for U.S. Federal income taxes, of the pro forma adjustments and net income from the Pennzoil properties for the year ended December 31, 1994 and the three months ended March 31, 1995.

  (d) Recognize interest expense associated with the borrowings incurred to fund the acquisition at an annual rate of 7.4 percent.


                 SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited)


  Estimated Net Quantities of Proved Reserves

      Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

      The following pro forma historical data as of December 31, 1994 gives effect to the acquisition of the Pennzoil Properties.

                                                   Pennzoil
                                                  Properties
                                        Company  (Historical)   Pro Forma
  Proved Reserves
  Crude Oil, Condensate and
    Natural Gas Liquids
    (Barrels)                          6,153,100     994,365    7,147,465

  Natural Gas
    (Thousands of Cubic
    Feet) (MCF)                       14,951,400   6,489,229   21,440,629


                 SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited)
                                    (continued)


  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

      The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves, estimated by the Company as of December 31, 1994. Future cash inflows represent expected revenues from production of proved reserves based on December 31, 1994 prices and any fixed and determinable future escalation provided by contractual arrangements in existence at that date. Escalation based on inflation and supply and demand are not considered. Estimated future production and development costs related to future production of proved reserves are based on December 31, 1994 costs. Future income tax estimates are included based on tax rates currently in effect. A discount rate of 10% is applied to the annual future net cash flows.

      The methodology and assumptions used in calculating the standardized measure are those required by Statement of Financial Accounting Standards No.
  69. This data is not intended to be representative of the fair market value of the properties' proved reserves. The valuation of revenues and costs do not necessarily reflect the amounts to be received or expended. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.

      Standardized measure (in thousands of dollars):

                                                   Pennzoil
                                                  Properties
                                        Company  (Historical)   Pro Forma

  Future cash inflows                  $123,865      $23,000    $146,865
  Future production costs               (61,969)     (10,311)    (72,280)
  Future development costs               (2,166)        --        (2,166)
  Future net cash flows                  59,730       12,689      72,419
  Future income tax expense (benefit)    (8,590)         473      (8,117)
                                         51,140       13,162      64,302
  Discount at 10 percent                (16,929)      (3,304)    (20,233)
  Standardized measure of
    discounted future net
    cash flows from estimated
    production of proved oil
    and gas reserves after
    income taxes                        $34,211      $ 9,858    $ 44,069